Exhibit 23.3

September 7, 2011

John Howe

Chief Financial Officer and Senior Vice President

ZELTIQ Aesthetics, Inc.

4698 Willow Road, Suite 100

Pleasanton, CA 94588

Easton Associates, LLC hereby consents to references to our name in the Registration Statement on Form S-1 to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, in connection with the initial public offering of shares of common stock of ZELTIQ Aesthetics, Inc. (“ZELTIQ”). We consent to the use in the sections of the Registration Statement entitled “Prospectus Summary—Market Overview,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview,” and “Business” of (i) our name, (ii) the estimates developed by us regarding the potential U.S. and worldwide market size of the number of physicians and physician practice sites that perform aesthetic procedures, (iii) the percentage of CoolSculpting patients surveyed that were aesthetic neophytes, and (iv) the percentage of patients that are happy with their CoolSculpting results and that returned for an additional CoolSculpting treatment as reported by the physician customers surveyed.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement.

EASTON ASSOCIATES, LLC

By:	/s/ Kristine S. Lowe
Kristine S. Lowe Managing Director